Exhibit 10.1

May 23, 2008

Dear Clyde,

It is our pleasure to offer you the position of Chief Financial Officer with Marvell Technology Group, Ltd. (“the Company”). As the Chief Financial Officer, you will report directly to me and have primary responsibility for the company’s financial functions, including Accounting, FP&A, Treasury, Tax and Investor Relations.

Your starting salary will be 450,000 USD per year.  Additionally, you will be eligible for an annual incentive opportunity target of up to 80% of your base salary, pro-rated for your length of service during any completed fiscal year.  Half of your incentive opportunity will be based on the company’s overall performance. The remaining half of this incentive will be based on specific metrics we mutually agree upon. The determination of both the metrics for your bonus and the actual bonus payments will be subject to the approval of the Executive Compensation Committee of the Company’s board of directors (the “Board”). Payment of the bonus may be made in a combination of cash, options and/or RSUs, at the discretion of the Executive Compensation Committee.

You will receive a sign-on bonus in the amount of 350,000 USD, subject to applicable withholding taxes, which will be paid within thirty (30) days of your date of hire.  The sign-on bonus, though paid in advance, is earned on a pro-rata basis over the first twenty-four (24) months of your employment, and is paid in consideration of your provision of services over that twenty-four month period.  If, within twenty-four (24) months of your date of hire, you voluntarily terminate your employment with the Company without Good Reason (as defined below) or the Company terminates your employment for cause (as defined on Attachment A) or for breach of Company policy or for performance related reasons, you will be required to repay the Company an amount equal to (A) 350,000 USD multiplied by (B) (24 minus the number of fully or partially completed months of employment since your date of hire) divided by 24.

You will be recommended for an option to purchase 450,000 Common Shares of the Company, subject to federal and state securities law restrictions, and further subject to Board-level approval.  The grant of these options (the “Grant A”) shall be effective on the date Marvell’s Executive Compensation Committee meets to approve such grant, and the exercise price per share of such grant shall also be determined on such date.  Such Grant A shall vest at the rate of 1/5th of the number of shares subject to Grant A after the first year of employment with the Company and 1/60th of the number of shares subject to Grant A for each full month of employment with the Company thereafter over the next four (4) years.

In addition to Grant A, you will be recommended for a performance-based option to purchase 200,000 Common Shares of the Company subject to federal and state securities law restrictions and further subject to Board-level approval. The grant of these options (the “Grant B”) shall be effective on the date Marvell’s Executive Compensation Committee meets to approve such grant.  The exercise price of such options shall be equal to the closing price of a share of the Company’s stock on such date.  Such Grant B shall vest as outlined in Attachment A.

Should there be a Change of Control as such term is defined in the Company’s 1995 Stock Option Plan, and, [A] within the twelve (12) month period beginning on the date of the consummation of the Change of Control (1) you are terminated by the Company other than for cause (as defined on Attachment B), or (2) you resign for “Good Reason” as that term is defined below; or [B] you terminate employment within 30 days after being removed from the office of Chief Financial Officer of the ultimate parent corporation of the surviving entity, your sign-on bonus repayment obligation, if then in effect, will be forgiven, and all of the stock options that would have vested in the one-year period following the termination shall immediately vest and you will receive a lump sum payment equal to twelve (12) months of your then-current base salary and target incentive payments.

“Good Reason” is defined as any of the following: (a) the assignment  to you of any duties inconsistent with your position, duties, responsibilities, reporting requirement, and status with the Company, (b) the material diminishment of your duties, responsibilities, or authority, (c) a reduction of more than 10% in the rate of pay you were receiving, even if a similar reduction applies generally to other executive officers of the company, (d) a reduction of less than 10% in the rate of pay you were receiving, unless a similar reduction applies generally to other executive officers of the company, (e) a material reduction of any benefits, perquisites, pensions, life or medical insurance or disability plans, other than a reduction that is generally applicable to other executive officers of the company, or (f) any relocation of your place of employment more than 50 miles from the current location.

Notwithstanding anything in this agreement to the contrary, should your employment with Marvell be terminated for cause (as defined on Attachment B), you will receive no further cash payments beyond those you would ordinarily be entitled to through the date of termination, your stock option vesting will cease on your termination date and you will forfeit all rights to any portion of Grant A and Grant B that was unvested on your termination date.

Should your employment with Marvell be terminated by the Company without cause (as defined on Attachment B), or by you for Good Reason, you will be paid within thirty days of your termination date, a lump sum payment equal to twelve (12) months of your then-current base salary and target incentive payments and you will not be required to work further.  In addition, any remaining unvested portion of your Grant A that would have vested in the one-year period following your termination shall immediately vest.  For avoidance of doubt, no equity awards other than Grant A will have accelerated vesting upon a termination without cause.  However, should you decide to voluntarily terminate your employment without Good Reason, you will receive no further salary or incentive payments beyond those you would ordinarily be entitled to through the date of termination, all equity award vesting will cease on your termination date and you will forfeit all rights to any portion of any equity award that was unvested on your termination date.

The receipt of any severance or other benefits will be subject to you signing and not revoking a standard separation agreement and mutual release of claims.  For this purpose, the standard separation agreement and mutual release of claims must be signed by you and returned to the Company within the period specified in the agreement and in no event later than two and one-half (2½) months following the end of the calendar year in which your termination of employment occurs.  No severance or other benefits will be paid or provided until the standard separation agreement and release agreement becomes effective and non-revocable.

Mr. Hosein shall be allowed to serve on up to two public company boards while employed at the Company. It is understood that Mr. Hosein is currently serving on the Board of Cree Inc., a publicly traded company in the state of North Carolina and will continue to do so while employed at the Company. It is also understood that at some point in the future Mr. Hosein may serve on one other public company board, subject to the approval of the Company, such approval not to be unreasonably withheld.

To the extent (i) any payments to which you become entitled under this letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) such payments are not to be paid on the dates previously scheduled under this letter (or any agreement or plan referenced herein) absent the termination of your employment with Company, and (iii) you are deemed at the time of such termination of employment to be a “specified employee” within the meaning of Section 409A of the Code, and the applicable treasury regulations and guidance issued thereunder and Company’s policies for determining specified employees (“Section 409A”), then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Section 409A of the Code) with Company; or (ii) the date of your death following such “separation from service”; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

In addition, the Company will provide you with an indemnification agreement.  The Form of Indemnification Agreement attached hereto as Attachment C.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire.  Acceptable documents include, but are not limited to:

•                  A valid driver’s license and social security card, or

•                  A passport (current or expired), and

•                  Immigration and Naturalization Service documents (if applicable).

Your employment with the Company is at the mutual consent of you, the employee and the Company, the employer.  Your employment with the Company is at-will.  Subject to the terms and conditions of this letter, either you or the Company may terminate your employment at any time and for any or no reason.  The at-will nature of your employment may only be changed by a written agreement signed by the CEO and delivered to the Board.

During your employment, you will be subject to all employment policies the Company has or adopts applicable to the relevant population.

Please note your offer is contingent upon:

•                  Successful completion of a routine background investigation and reference checks;

•                  The Company’s receipt of a signed Confidential Information and Invention Assignment Agreement from you; and

•                  Completion of visa and license requirements, if applicable, as set forth above.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-add, mixed-signal integrated circuits for the computer, storage, communications and multimedia markets.  We look forward to your acceptance of this offer as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and Attachments A, B and C constitute the entire agreement between you and the Company regarding the terms of your employment, and supersedes any prior representations or agreements, whether written or oral, concerning the terms of your employment.  This letter may not be modified or amended except by a signed written agreement.

This offer expires one (1) week from the date of this letter.  To accept the offer, please sign below and return the letter to Alice Young, Senior Manager, Staffing. The other copy of this letter is for your records.

Sincerely,

/s/ Sehat Sutardja

Sehat Sutardja

Chairman, President & CEO

Attachment A – Vesting Plan for Grant B

Attachment B – Definition of Cause

Attachment C – Form of Indemnification Agreement

Accepted By:

/s/ Clyde Hosein	5-29-08	6-23-08
Clyde Hosein	Date Signed	Start Date

Attachment A

Vesting Plan for Grant B

The vesting of Grant B performance-based stock options will occur as follows.

The baseline earnings per share amount (the “Baseline EPS) will be calculated as the cumulative EPS for the four consecutive fiscal quarters immediately preceding the fiscal quarter in which you begin your employment with the Company.

The target earnings per share (the “Target EPS”) at which any portion of the Grant B stock options will vest will be equal to two (2) times the Baseline EPS.

EPS as defined herein shall be the Company’s Pro Forma EPS calculated by adjusting diluted net income per share under generally accepted accounting principles (“GAAP EPS”) for the impact of (i) non-cash stock-based compensation charges by adding to GAAP EPS non-cash stock-based compensation expense recognized under Statement of Financial Accounting Standard No. 123 (R) (“SFAS 123R”), and (ii) non-cash charges associated with purchase accounting and other write-off related expenses by adding to GAAP EPS amortization and write-off of acquired intangible assets and other, and acquired in-process research and development. The Pro Forma EPS will be proportionately adjusted by the Executive Compensation Committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant.

The Grant B stock options will be divided into five (5) separate and equal annual performance segments (each a “Segment”) of 40,000 unvested options, numbered as follows:

•                  Segment 1

•                  Segment 2

•                  Segment 3

•                  Segment 4

•                  Segment 5

There will be five (5) separate sequential performance periods, each consisting of four (4) consecutive fiscal quarters (each a “Performance Period”), numbered as follows:

•                  Performance Period 1

•                  Performance Period 2

•                  Performance Period 3

•                  Performance Period 4

•                  Performance Period 5

Performance Period 1 will be the four consecutive fiscal quarters immediately following the fiscal quarter in which you begin your employment with the Company.  Performance Period 2 will be the four consecutive fiscal quarters immediately following Performance Period 1, and so on.

For each Performance Period, we will calculate the cumulative EPS during those four (4) fiscal quarters.  These actual performance-period EPS amounts (each an “Actual EPS”) will be numbered as follows:

•                  Actual EPS 1

•                  Actual EPS 2

•                  Actual EPS 3

•                  Actual EPS 4

•                  Actual EPS 5

If the Actual EPS for any identically numbered Performance Period is greater than or equal to the Target EPS, the identically numbered Segment options shall vest immediately.

Example for Performance Period 1:

Target EPS = $0.40

Actual EPS 1 = $0.45

Since $0.45 > $0.40, 40,000 Segment 1 options will vest immediately.

If the Actual EPS for any identically numbered Performance Period is less than the Target EPS, the identically numbered Segment options shall not vest immediately, but shall be added to the unvested Segment options of the next higher numbered Segment.

Example for Performance Period 2:

Target EPS = $0.40

Actual EPS 2 = $0.35

Since $0.35 < $0.40, 40,000 Segment 2 options will not vest, but will be added to the 40,000 unvested options in Segment 3.

Following the completion of Performance Period 1, the new number of unvested performance-based stock options in any Segment numbered 2 or greater will therefore be equal to 40,000 plus the cumulative number of performance-based stock options from the preceding Performance Periods that remain unvested.

Example for Performance Period 3 (building on the prior examples for Performance Period 1 and Performance Period 2):

The number of unvested performance-based stock options in Segment 3 equals:

40,000 plus

•                  0 from Segment 1, since those options vested as a result of having met the Target EPS for Performance Period 1, plus

•                  40,000 from Segment 2, since those options did not vest as a result of not having met or exceeded the Target EPS for Performance Period 2,

for a new total number of unvested performance-based stock options in Segment 3 of 80,000.

At the conclusion of Performance Period 5, any unvested performance-based stock options that remain unvested as a result of not having met or exceeded the Target EPS during that Performance Period shall vest only in the event that the cumulative EPS for the four (4) consecutive fiscal quarters immediately following Performance Period 5 equals or exceeds the Target EPS; otherwise such remaining unvested performance-based stock options shall immediately expire.

Attachment B

Definition of Cause

For purposes of this letter, “cause” will mean:

(i)    Your willful and continued failure to perform the duties and responsibilities customary of your position after you have been delivered a written demand for performance from the Company’s Chief Executive Officer which describes the basis for his belief that you have not substantially performed your duties and provides you with ninety (90) days to take corrective action;

(ii)   Any act of personal and intentional dishonesty taken by you in connection with your responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in your substantial personal enrichment;

(iii)  Your conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)  A breach of any fiduciary duty owed to the Company by you that has a material detrimental effect on the Company’s reputation or business;

(v)   You being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);

(vi)  You (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation will not constitute “cause”; or

(vii) Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this letter or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Company under this letter, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Attachment C

Form of Indemnification Agreement